Exhibit 23.1

            Consent of Independent Registered Public Accounting Firm


We have issued our report dated December 8, 2004, accompanying the consolidated financial statements and schedule included in the Annual Report of International DisplayWorks, Inc. and Subsidiaries on Form 10-K/A-2 for the year ended October 31, 2004. We hereby consent to the incorporation by reference of said report in the Registration Statements of International DisplayWorks, Inc. and Subsidiaries on Forms S-8 (File No.'s 333-120404 and 333-125563) and Form S-3 (File No.'s 333-(116521) and 333-125559).


/s/ Grant Thornton
Hong Kong
July 27, (2005)